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                Proxy Statement Pursuant To Section 14(a) Of
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                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

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Following is the text of a press release issued by ICN Pharmaceuticals,
Inc. on May 2, 2002:


              ICN PHARMACEUTICALS REPORTS FIRST QUARTER RECORD
               REVENUES--RECORD OPERATING INCOME--RECORD NET
                     INCOME--RECORD EARNINGS PER SHARE

COSTA MESA, Calif., May 2, 2002 -- ICN Pharmaceuticals, Inc. (NYSE: ICN) today reported that first quarter revenues were a record $245.7 million compared to $199.0 million in 2001, an increase of 23 percent.

Operating income in the first quarter was a record $65.8 million compared to $41.2 million, an increase of 60 percent.

Net income was a record $33.7 million compared to $21.0 million in the first quarter of 2001, an increase of 60 percent. Earnings per share for the first quarter were $0.40, compared to $0.26, an increase of 54 percent. Net income included a benefit of $3.5 million from the cumulative effect of change in accounting principle. The Company is currently evaluating its remaining goodwill. First quarter 2002 results also included increases of $11.1 million in provision for income taxes, $3.5 million in research and development costs, and $2.4 million in interest expenses.

Milan Panic, ICN's chairman and chief executive officer, commented, "Results for the first quarter continue to demonstrate the strength of our operations. In almost every measure of performance in the first quarter, we exceeded expectations and set new records. Our strong performance, coupled with our promise kept to restructure ICN, underscores our commitment to building value for all of our shareholders. These results were not achieved by accident. They are the direct result of the hard work of our employees, led by an experienced management team and independent board."


ICN AMERICAS
------------

North America

Total North American Pharmaceutical sales were $46.9 million in the first quarter of 2002, compared to $42.3 million, an 11 percent increase. Operating income was $16.6 million compared to $18.3 million, a decrease of 9 percent, partially due to increased selling and advertising expenses. Results for the first quarter of 2002 benefited from Librax sales, which were $8.9 million higher in the first quarter of 2002 compared to the same period a year ago.

During the first quarter of 2002, ICN received clearance from the U.S. Food and Drug Administration (FDA) to market the NLite System(TM) for the treatment of wrinkles in general. Previously, the FDA cleared NLite System(TM) for the treatment of periocular (around the eyes) wrinkles only.

In February 2002, ICN acquired CoolTouch Corporation, a pioneer in the development of non-invasive laser systems for periorbital and periocular wrinkle treatment and hair removal. The acquisition solidifies ICN's position as a leading comprehensive dermatology company offering specialty physicians three advanced modalities: laser devices, cosmetics and pharmaceuticals for the improvement and maintenance of healthier looking skin.

Latin America

Latin American sales were a record $29.5 million in the 2002 first quarter compared to $26.1 million, a 13 percent increase. Operating income was a record $9.0 million compared to $8.2 million, up 11 percent. Results in the first quarter benefited from strong sales of Bedoyecta, which increased from $5.2 million in the first quarter of 2001 to $6.8 million in the 2002 first quarter.


ICN INTERNATIONAL
-----------------

ICN International, headquartered in Basel, Switzerland, includes the company's operations in Western and Central Europe, Eastern Europe, and Asia, Africa and Australia (AAA). ICN has assembled a team of experienced executives that were recruited in the last several months from industry giants, such as Roche, Novartis and Johnson & Johnson, to lead the international expansion.

Western Europe

Sales in Western Europe were a record $54.9 million in the first quarter of 2002, compared to $52.5 million, an increase of 4 percent. Operating income in the region was a record $8.6 million versus $4.3 million, an increase of 99 percent.

Western European results benefited from improvements in the gross profit margin through efficiencies achieved in manufacturing plants, as well as new product introductions acquired in the past few quarters.

The company launched Catrix, its wound-healing product, in Portugal in the first quarter. The company also received approval from the Portuguese Health Authorities to market Nuclosina, which it expects to launch in the second quarter.

Eastern Europe

Eastern European sales were $29.8 million compared to $24.4 million in the first quarter of 2001, an increase of 22 percent. The Eastern European region reported operating income of $1.9 million, compared to an operating loss of $2.2 million. Results benefited from the sale of higher-margin products and improvements in the distribution system.

Asia, Australia, Africa

Sales in Asia, Australia and Africa (AAA) were $11.8 million compared to $10.6 million, an increase of 11 percent. The region posted an operating profit of $1.4 million compared to $1.3 million. Results in the first quarter benefited from a significant improvement in the gross margin as a result of growth in higher-margin products, partially offset by higher operating expenses related to the transition of AAA management to Basel, Switzerland.

The Board of Directors of ICN International has held two meetings in Basel in 2002, once in January and once in April.


RESEARCH AND DEVELOPMENT
------------------------

Research and development expenses increased 55 percent to $9.9 million in the first quarter of 2002, compared to $6.4 million in the same period last year.

The company noted that as a result of its increased R&D efforts, an Investigational New Drug Application (IND) had been filed in December 2001 for Viramidine(TM), a nucleoside analog, which was endorsed by the FDA in the first quarter of 2002. Phase I trials to address the safety and pharmacokinetics of Viramidine(TM) were initiated in subjects with chronic hepatitis C late in the first quarter.

The company is also developing a compound for the treatment of chronic hepatitis B in-licensed to expand the antiviral pipeline.


RIBAPHARM
---------

In April 2002, ICN completed the initial public offering of a 20 percent interest in Ribapharm, generating gross proceeds of $299 million. The IPO marks a major milestone in the company's planned restructuring. In addition, ICN completed the repurchase of all of its outstanding 8 3/4 percent senior notes due 2008. ICN remains committed to distributing its remaining interest in Ribapharm to ICN shareholders in a tax-free spin-off.

First quarter 2002 royalties for ribavirin totaled $57.0 million, a 107 percent increase over the $27.6 million in royalties in the 2001 first quarter. The increase is due to the launch by Schering-Plough Corporation of pegylated interferon alpha 2b/ribavirin combination treatment in October 2001. Schering-Plough markets ICN's ribavirin in the U.S. and Europe under the brand name Rebetol(R) for use in combination with its Intron(R)A or Peg Intron(R) to treat chronic hepatitis C. Schering-Plough also launched Rebetol/Intron(R)A combination therapy in Japan in December 2001.


FINANCIAL METRICS
-----------------

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $84.5 million in the first quarter of 2002, compared with $59.3 million, an increase of 43 percent. The provision for income taxes was $20.3 million, which reflects an effective tax rate of 40 percent, compared to $9.3 million, an effective tax rate of 31 percent. The increase in 2002 is primarily attributable to a shift in the mix of earnings to higher-tax jurisdictions.

Stockholders' equity rose to $853 million at March 31, 2002 versus $811 million at December 31, 2001. ICN's total cash position at March 31, 2002 was $381 million, compared with $328 million at year end. ICN's working capital position increased to $645 million at March 31, 2002, compared to $611 million at year end.

ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non- prescription pharmaceuticals, and devices under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, oncology and hepatology.

Additional information is also available on the Company's website at http://www.icnpharm.com.

                                  -------

ICN has filed a preliminary proxy statement relating to ICN's 2002 annual meeting of stockholders with the Securities and Exchange Commission on April 29, 2002 and will file with the SEC and forward to ICN stockholders a definitive proxy statement. ICN stockholders are strongly advised to read the definitive proxy statement when it becomes available, as it will contain important information. Stockholders may obtain the preliminary proxy statement and will be able to obtain the definitive proxy statement, when available, and any amendments to the proxy statement and other documents filed by ICN with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. In addition, ICN will mail the definitive proxy statement to each stockholder of record on April 9, 2002. ICN will also make additional copies of the definitive proxy statement and any amendments to the definitive proxy statement available for free to ICN's stockholders. Please direct your request for the definitive proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3013.

ICN, its executive officers and directors and director nominees may be deemed to be participants in the solicitation of proxies for ICN's 2002 annual meeting of stockholders. Information regarding these participants is contained in the preliminary proxy statement filed with the SEC on April 29, 2002.

THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

                                    ####


Consolidated Condensed Statement of Income for the First Quarter
    Ended March 31, 2002 and 2001

                                                                     Quarter Ended
                                                                       March 31,                %
                                                            --------------------------------
In thousands, except per share data                              2002             2001        Change
                                                            ---------------  --------------------------

Product sales                                                    $ 188,661        $ 171,419
Royalties                                                           57,001           27,550
                                                            ---------------  ---------------
    Total revenues                                                 245,662          198,969    23%

Cost of product sales                                               71,132           69,774
Selling, general , and administrative expenses                      91,632           73,419
Research and development costs                                       9,857            6,372
Amortization of goodwill and intangibles                             7,211            8,206
                                                            ---------------  ---------------
                                                                   179,832          157,771
                                                            ---------------  ---------------
    Income from operations                                          65,830           41,198    60%

Interest, net                                                       13,158           10,777
Translation and exchange losses, net                                 2,120              400
                                                            ---------------  ---------------
    Income before provision for
       income taxes and minority interest                           50,552           30,021    68%

Provision for income taxes                                          20,338            9,263
Minority interest                                                       58             (264)
                                                            ---------------  ---------------
Income                                                              30,156           21,022    43%

Cumulative effect of change in accounting principle (1)              3,541                -
                                                            ---------------  ---------------
Net income                                                        $ 33,697         $ 21,022    60%
                                                            ===============  ===============

BASIC EARNINGS PER COMMON SHARE
Income                                                              $ 0.37           $ 0.26    42%
Cumulative effect of change in accounting principle (1)               0.04                -
                                                            ---------------  ---------------
Net income                                                          $ 0.41           $ 0.26    58%
                                                            ===============  ===============
    Shares used in per share computation                            82,274           80,392
                                                            ===============  ===============

DILUTED EARNINGS PER COMMON SHARE
Income                                                              $ 0.36           $ 0.26    38%
Cumulative effect of change in accounting principle (1)               0.04                -
                                                            ---------------  ---------------
Net income                                                          $ 0.40           $ 0.26    54%
                                                            ===============  ===============
    Shares used in per share computation                            84,331           82,304
                                                            ===============  ===============

(1) In the first quarter of 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangibles", which resulted in a benefit of $3,541 for the write-off of unamortized deferred credits relating to excess of fair value of acquired net assets over cost. The Company is currently evaluating its remaining goodwill.
